"NOT FOR DISSEMINATION IN THE UNITED STATES OR TO U.S. WIRE SERVICES"

Manas announces increases of compensation

BAAR, SWITZERLAND, August 4, 2011.

Manas Petroleum Corp. (“Manas”) (TSX-V: MNP; OTCBB: MNAP) is pleased to announce that, effective June 1, 2011, it has increased the compensation of its directors and officers as part of an ongoing effort to provide retention incentives and to reflect increases in the rate of inflation.

The old and new compensation arrangements are as follows:

The annual compensation of Heinz J. Scholz, Executive Director and Chairman, has been increased to US$189,000 from US$180,000. The annual compensation of Michael Velletta, Executive Director, has been increased to US$151,200 from US$144,000. In addition, Mr. Velletta annually receives US$24,000 for office expenses. The annual compensation of Werner Ladwein, Director, has been increased to US$21,000 from US$20,000. The annual compensation of Richard Schenz, Director, has been increased to US$21,000 from US$20,000. The annual compensation of Peter-Mark Vogel, Chief Executive Officer and President, has been increased to US$214,200 from US$204,000. The annual compensation of Ari Muljana, Chief Financial Officer and Treasurer, has been increased to CHF 168,000 (approximately US$200,789) from CHF 160,000 (approximately US$191,227). The annual compensation of Roger Jenny, Senior Finance Manager and Corporate Secretary, has been increased to CHF 162,000 (approximately US$193,618) from CHF 120,000 (approximately US$143,420). Mr. Jenny’s income was adjusted pursuant to his written employment agreement.

In addition, effective August 1, 2011, Manas will pay compensation to its officers and directors in Swiss francs (CHF) at a conversion rate of US$1.00 equaling CHF 1.00. Manas took this decision in light of the recent devaluation of the US dollar and the effect that has had on its officers and directors, none of which is a U.S. resident. By changing the currency of compensation to the Swiss franc, which is the standard currency of its head office, Manas has restored the intended levels of compensation.

About Manas Petroleum Corp.

Manas Petroleum is an international oil and gas company with primary focus on exploration and development in South-Eastern Europe, Central Asia and Mongolia. In Albania, Manas participates in a 1.7 million acre exploration project through its equity interest in Petromanas Energy Inc., a Canadian public company. In Kyrgyz Republic, Manas has signed a US$54 million farm-out agreement with Santos International, a subsidiary of one of Australia's largest oil and gas companies. In addition to the development of its Kyrgyz Republic project, Santos is developing the company's neighboring Tajikistan license under an option farm out agreement. In Mongolia, Manas owns record title to the two Production Sharing Contracts covering Blocks XIII and XIV through its wholly-owned subsidiary Gobi Energy Partners GmbH, but 26% of the beneficial ownership interest in these blocks is held in trust for others.

For further information please contact:

Roger Jenny
Corporate Secretary
Manas Petroleum Corp.
Bahnofstr. 9, P.O. Box 155
CH-6341 Baar, Switzerland
Phone:	+41 44 718 1030
Fax:	+41 44 718 1039
Email:	info@manaspete.com
Web:	www.manaspete.com